Exhibit 10.23

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made effective as of January 31, 2013 (the “Effective Date”) by and between BioSante Pharmaceuticals, Inc. a Delaware corporation with a principal place of business at 111 Barclay Boulevard, Suite 400, Lincolnshire, Illinois 60069 (“Seller”), and Aduro GVAX Inc., a Delaware corporation with a principal place of business at 626 Bancroft Way, #3C, Berkeley, CA 94710-2224 (“Buyer”). Seller and Buyer are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets (as defined below) in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by a Party to this Agreement. For purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 “Applicable Law” shall mean, with respect to any Person, each and any of the following to the extent applicable to such Person: federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty, in each of the foregoing cases, as amended or may be amended.

1.3 “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2.3.

1.4 “Assignment of Contracts” shall have the meaning set forth in Section 3.2.3.

1.5 “Assumed Liabilities” shall have the meaning set forth in Section 2.3.

1.6 “Bill of Sale” shall have the meaning set forth in Section 3.2.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.7 “BLA” shall mean a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any GVAX Product in the United States.

1.8 “Books and Records” shall mean all Regulatory Documentation, Technology, books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records (regardless of medium, whether in physical or electronic format and stored in computer memory or other storage device) related to the Purchased Assets or the Assumed Liabilities.

1.9 “Buyer Indemnitees” shall have the meaning set forth in Section 10.1.2.

1.10 “Closing” shall have the meaning set forth in Section 3.2.1.

1.11 “Closing Date” shall have the meaning set forth in Section 3.2.1.

1.12 “Closing Payment” shall have the meaning set forth in Section 4.1.1.

1.13 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, Affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party; provided, however, that with respect to the Purchased Assets, Seller shall be deemed to be the Receiving Party as of the Closing and shall not be entitled to the benefit of (a) or (d) above with respect thereto.

1.14 “Copyright Assignment” shall have the meaning set forth in Section 3.2.2.

1.15 “Development” and “Develop” shall mean, with respect to any GVAX Product, all activities with respect to such GVAX Product relating to research and development in connection with seeking, obtaining and/or maintaining any Regulatory Approval for such GVAX Product in the Territory, including without limitation, all pre-clinical research and development activities, all human clinical studies, all activities relating to developing the ability to manufacture any GVAX Product or any component thereof (including, without limitation, process development work), and all other activities relating to seeking, obtaining and/or maintaining any Regulatory Approvals from the FDA and/or any Foreign Regulatory Authority.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.16 “Domain Name Assignment” shall have the meaning set forth in Section 3.2.2.

1.17 “Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a GVAX Product in any country or jurisdiction in the Territory, including, without limitation, (a) any BLA, NDA or MAA filed with the FDA or any Foreign Regulatory Authority, and (b) any equivalent application filed with any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a GVAX Product in any country or jurisdiction in the Territory.

1.18 “Encumbrance” shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

1.19 “Excluded Assets” shall have the meaning set forth in Section 2.2.

1.20 “Excluded Liabilities” shall have the meaning set forth in Section 2.4.

1.21 “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a GVAX Product by or on behalf of Buyer or any Affiliate of Buyer in such country as part of a country-wide commercialization effort.

1.22 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.23 “Foreign Regulatory Authority” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

1.24 “GVAX” shall mean a composition comprising autologous or allogeneic tumor cells that have been genetically modified to express GM-CSF and are rendered proliferation incompetent by irradiation, or autologous or allogeneic tumor cells admixed, administered or co-administered with a bystander cell line that expresses GM-CSF and rendered proliferation incompetent by irradiation.

1.25 “GVAX-Other Field” shall mean any therapy relating to the treatment of cancer in humans, outside of the GVAX-Pancreas Field and the GVAX-Prostate Field, utilizing the Purchased Technology.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.26 “GVAX-Other Product” shall mean (a) any product or service of Buyer or its Affiliates or Sublicensees, the manufacture, use, sale or performance of which infringes any Valid Claim included in the Purchased Patent Rights (excluding the GVAX-Pancreas Patent Rights and the GVAX-Prostate Patent Rights) in the GVAX-Other Field, (b) any product or service developed in whole or in part through the use of a process that is covered by a Valid Claim included in the Purchased Patent Rights (excluding the GVAX-Pancreas Patent Rights and the GVAX-Prostate Patent Rights) in the GVAX-Other Field, or (c) any product in the GVAX-Other Field not covered by (a) or (b) but that is developed and/or manufactured as a result of the use of the Purchased Technology.

1.27 “GVAX-Pancreas Field” shall mean a combination therapy relating to the treatment of pancreas cancer in humans utilizing both the Purchased Technology and one or more of any listeria vaccines in any formulation existing now or in the future or any Other Vaccines.

1.28 “GVAX-Pancreas Patent Rights” shall mean the Purchased Patent Rights relating to the GVAX-Pancreas cancer vaccines listed on Schedule A.

1.29 “GVAX-Pancreas Product” shall mean (a) any product or service of Buyer or its Affiliates or Sublicensees, the manufacture, use, sale or performance of which infringes any Valid Claim included in the GVAX-Pancreas Patent Rights in the GVAX-Pancreas Field, (b) any product or service developed in whole or in part through the use of a process that is covered by a Valid Claim included in the GVAX-Pancreas Patent Rights in the GVAX-Pancreas Field, or (c) any product in the GVAX-Pancreas Field not covered by (a) or (b) but that is developed and/or manufactured as a result of the use of the Purchased Technology.

1.30 “GVAX-Prostate Field” shall mean a combination therapy relating to the treatment of prostate cancer in humans utilizing both the Purchased Technology and one or more of any listeria vaccines in any formulation existing now or in the future or any Other Vaccines.

1.31 “GVAX-Prostate Patent Rights” shall mean the Purchased Patent Rights relating to the GVAX-Prostate cancer vaccines listed on Schedule A.

1.32 “GVAX-Prostate Product” shall mean (a) any product or service of Buyer or its Affiliates or Sublicensees, the manufacture, use, sale or performance of which infringes any Valid Claim included in the GVAX-Prostate Patent Rights in the GVAX-Prostate Field, (b) any product or service developed in whole or in part through the use of a process that is covered by a Valid Claim included in the GVAX-Prostate Patent Rights in the GVAX-Prostate Field, or (c) any product in the GVAX-Prostate Field not covered by (a) or (b) but that is developed and/or manufactured as a result of the use of the Purchased Technology.

1.33 “GVAX Product” shall mean any GVAX-Other Product, any GVAX-Pancreas Product, or any GVAX-Prostate Product.

1.34 “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental, quasi-governmental or regulatory authority, agency or instrumentality, including without limitation, the FDA and Foreign Regulatory Authorities.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.35 “Hussman Agreement” shall mean the Letter Agreement by and between Seller and The John P. Hussman Foundation dated as of July 13, 2011 and attached Operating Terms and appendices.

1.36 “IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any GVAX Product.

1.37 “Indemnifying Party” shall have the meaning set forth in Section 10.2.

1.38 “JHU” shall mean The Johns Hopkins University, a Maryland corporation.

1.39 “JHU License Agreements” shall mean that certain Restated and Amended License Agreement between JHU and Seller dated as of March 3, 2011, which amends and restates in the entirety that certain License Agreement between JHU and Cell Genesys, Inc. (“Cell Genesys”) dated as of June 15, 2000, as amended by a First Amendment to the License Agreement dated as of March 27, 2008, that certain License Agreement between JHU and Cell Genesys, Inc., dated March 12, 2001, as amended by a First Amendment to the License Agreement dated as of March 27, 2008, and that certain License Agreement between JHU and Cell Genesys, Inc., dated October 1, 1999, as amended by a First Amendment to the License Agreement dated as of August 30, 2003.

1.40 “Liability” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, vested or unvested, joint or several, due or to become due, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements.

1.41 “MAA” shall mean an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any GVAX Product in Europe or any country or territory therein.

1.42 “MIT License Agreement” shall mean that certain Amended and Restated Exclusive Patent License Agreement between The Massachusetts Institute for Technology, The Whitehead Institute for Research and Cell Genesys, Inc. dated as of December 17, 1998, as amended by a First Amendment to the Amended and Restated Exclusive Patent License Agreement dated as of September 27, 2005, and as amended by a Second Amendment to the Amended and Restated Exclusive Patent License Agreement, dated as of May 26, 2011.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.43 “NDA” shall mean a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any GVAX Product in the United States.

1.44 “Net Sales” shall mean the gross amounts actually received by Buyer or its Affiliates for all GVAX Products sold by Buyer or its Affiliates or Sublicensees to Third Parties throughout the Territory, less any deductions allowed under U.S. G.A.A.P. to the extent not already taken, including, without limitation, the following amounts incurred or paid by Buyer or its Affiliates or Sublicensees with respect to sales of GVAX Products:

(a) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations;

(b) reimbursements, credits or allowances actually given or made for rejection or return of previously sold GVAX Products (including Medicare and similar types of rebates);

(c) any charges for insurance, freight, and other transportation costs directly related to the delivery of GVAX Products;

(d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a GVAX Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever;

(e) any import or export duties or their equivalent borne by the seller;

(f) any amounts received in connection with conducting clinical trials;

(g) sales to government organizations, charitable non-governmental organizations, indigent programs and sales of GVAX Products at a loss or for materially reduced profit margins; and

(h) the aggregate amount of all royalty payments made by Buyer to one or more Third Parties in any country in the Territory as consideration for a license to an issued patent or patents with respect to the GVAX component of a GVAX Product, in the absence of which the GVAX Product could not legally be used or sold in such country.

“Net Sales” shall not include sales or transfers between Buyer and its Affiliates or Sublicensees, unless the GVAX Product is consumed by the Affiliate or Sublicensee.

1.45 “Other Vaccines” shall mean one or more Buyer bacterial vaccines (other than listeria vaccines) that Buyer elects to include within the scope of the combination therapies contemplated by this Agreement.

1.46 “Patent Assignment” shall have the meaning set forth in Section 3.2.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.47 “Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts.

1.48 “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

1.49 “Purchased Price” shall have the meaning set forth in Section 3.1.

1.50 “Purchased Assets” shall have the meaning set forth in Section 2.1.

1.51 “Purchased Patent Rights” shall mean all Patent Rights which are included in the Purchased Assets.

1.52 “Purchased Technology” shall mean and include all Technology which is included in the Purchased Assets.

1.53 “RCT Non-Exclusive License Agreement” shall mean that certain Non-exclusive License Agreement between Research Corporation Technologies, Inc. and Cell Genesys, Inc., dated July 1, 1999.

1.54 “Regulatory Approval” shall mean any and all filings and approvals (including pricing and reimbursement approvals only in those jurisdictions requiring reimbursement approval required before marketing can commence), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a GVAX Product (or any component thereof) in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any INDs and drug master files.

1.55 “Regulatory Documentation” shall mean all applications, registrations, licenses, authorization and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the FDA or any Foreign Regulatory Authority (including minutes and official contact reports relating to any communications with the FDA or any Foreign Regulatory Authority) and all supporting documents and data contained in any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications, orphan drug applications, and any other documents related to Regulatory Approvals) that was provided to Seller by Cell Genesys upon the acquisition of Cell Genesys by Seller, or is in Seller’s possession or control, that is related to GVAX, including, without limitation, vaccines or products related to or necessary or useful in connection with GVAX Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.56 “Royalty Payments” shall mean the royalty payments payable by Buyer to Seller in accordance with Sections 4.1.2 through 4.1.6.

1.57 “Royalty Term” shall mean, with respect to each GVAX Product, the period commencing on the Closing Date and continuing on a country-by-country, and product-by-product basis until the later of either (a) the expiration date of the last to expire of the Purchased Patent Rights covering the GVAX Product or any other applicable governmental or regulatory exclusivity period, including orphan drug exclusivity following approval (in either case, the “Regulatory End Date”), or (b) the seventh (7th) anniversary of the First Commercial Sale of such GVAX Product in that country; provided, however, that (i) if Net Sales in such country for any twelve-month period ending on the same month and day as the Regulatory End Date (a “Measurement Year”) but following the Regulatory End Date are less than 80% of the Net Sales in such country for the Measurement Year with the highest Net Sales during the Royalty Term, then the Royalty Term for such country shall expire as of the last day of the most recently completed Measurement Year; and (ii) if Net Sales in such country for any Measurement Year are less than 90% of the Net Sales in such country for the immediately preceding Measurement Year then the Royalty Term for such country shall expire as of the last day of the most recently completed Measurement Year.

1.58 “Seller Designee” shall have the meaning set forth in Section 6.2.

1.59 “Seller Indemnitees” shall have the meaning set forth in Section 10.1.1.

1.60 “Sublicensee” shall mean any Third Party to whom Buyer grants a license or sublicense of some or all of the rights granted to Buyer under this Agreement, but excluding the John P. Hussman Foundation under the Hussman Agreement.

1.61 “Sublicense Income” shall mean all payments received by Buyer or its Affiliates from its Sublicensees for the grant by Buyer of a sublicense of the (a) GVAX-Pancreas Patent Rights and Purchased Technology to develop, have developed, make, have made, use have used sell, offer for sale, have sold import, have imported, export, have exported, commercialize or have commercialized a GVAX-Pancreas Product, or (b) the GVAX-Prostate Patent Rights and Purchased Technology to develop, have developed, make, have made, use have used sell, offer for sale, have sold import, have imported, export, have exported, commercialize or have commercialized a GVAX-Prostate Product; it being understood that Sublicense Income shall specifically not include any other amounts received by Buyer from its Sublicensees, including, without limitation, (i) payments made by or on behalf of a Sublicensee which constitute grants or are required to be used to support or fund research, development or commercialization activities to be undertaken by Buyer, (ii) payments made by or on behalf of a Sublicensee which may be required to be repaid by Buyer (such as loans or advances that are subject to reimbursement, including convertible debt), (iii) payments made to JHU under the JHU Agreements, (iv) royalty payments, (v) purchases or grants of equity of Buyer, (vi) purchase of debt, and (vii) patent costs.

1.62 “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biologic materials, cell lines, CMC data,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

drug master files, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), manufacturing processes and descriptions, process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials that was provided to Seller by Cell Genesys upon the acquisition of Cell Genesys by Seller, or is in Seller’s possession or control, that is related to GVAX, including, without limitation, vaccines or products related to or necessary or useful in connection with GVAX Products.

1.63 “Territory” shall mean all countries and jurisdictions of the world.

1.64 “Third Party” shall mean any Person other than Buyer, Seller and their respective Affiliates.

1.65 “Trademark Assignment” shall have the meaning set forth in Section 3.2.2.

1.66 “Transaction Documents” shall have the meaning set forth in Section 7.1(a).

1.67 “Transferred Contracts” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, warranty, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature listed on Schedule A.

1.68 “UC License Agreements” shall mean that certain Exclusive License Agreement between The Regents of the University of California and Cell Genesys, Inc., dated March 1, 2007 and that certain Non-exclusive License and Bailment Agreement between The Regents of the University of California and Cell Genesys, Inc., dated March 1, 2007.

1.69 “Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application within the Purchased Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

2. SALE AND PURCHASE OF ASSETS

2.1 Sale and Purchase of Assets.

2.1.1 Subject to the terms and conditions of this Agreement, and except for the Excluded Assets, at the Closing, Seller shall sell, transfer, convey, assign and deliver to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Buyer, and Buyer shall purchase and accept from Seller, free and clear from any Encumbrances, all right, title and interest of Seller in and to all of the assets of Seller related to or comprising GVAX vaccines and any assets necessary or reasonably useful to make, have made, use, have used, sell, offer for sale, have sold, import, have imported, develop, have developed, commercialize, and have commercialized GVAX Products including, without limitation, (i) all patents, patent applications and other Patent Rights, and all other intellectual property, Technology, Regulatory Approvals, Regulatory Documentation, the JHU License Agreements, the Hussman Agreement, the UC License Agreements, and the MIT License Agreement; (ii) all finished product inventories, work-in-process, inventories, product-in-transit inventories and other inventories of GVAX vaccines; (iii) all laboratory supplies, cell lines, reagents and related research materials owned by Seller as of the Closing Date that are used in connection with or related to GVAX vaccines; and (iv) all assets listed on Schedule A attached hereto (the “Purchased Assets”).

2.2 Excluded Assets.

2.2.1 Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, any right, title or interest of Seller in any of Seller’s other assets, including, without limitation, the assets listed on Schedule B attached hereto (collectively, the “Excluded Assets”).

2.3 Assumption of Liabilities.

2.3.1 At the Closing, Buyer shall assume as of the Closing only the Liabilities of Seller specifically identified below in this Section 2.3.1 (the “Assumed Liabilities”), unless otherwise specifically excluded under Section 2.4.1:

(a) the Liabilities and obligations of Seller under the Transferred Contracts, but only to the extent such obligations: (i) are to be performed after the Closing; (ii) do not arise from or relate to any breach or default by Seller or any of its Affiliates of any provision of any of the Transferred Contracts or any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default thereof and (iii) do not arise from actions taken (or omitted from being taken) by Seller or any of its Affiliates on or prior to the Closing (or except to the extent that Buyer expressly agrees to assume from or reimburse Seller for such Liabilities prior to the Closing Date);

(b) Liabilities related to Regulatory Approvals, Regulatory Documentation and other regulatory matters pertaining to the Purchased Assets, including, without limitation, those regulatory obligations owed to the FDA, and any corresponding Foreign Regulatory Authorities, to the extent arising after the Closing Date;

(c) Liabilities related to preparing, filing, prosecuting, obtaining and maintaining all Purchased Patent Rights pertaining to the Purchased Assets after the Closing Date, which filing, prosecution and maintenance shall be in the sole discretion of Buyer; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) Liabilities arising out of or directly relating to ownership or use of the Purchased Assets after the Closing Date.

2.4 Excluded Liabilities.

2.4.1 Buyer shall not assume, nor shall Buyer become responsible for, any Liabilities of Seller or Seller’s Affiliates other than the Assumed Liabilities, which excluded Liabilities include, without limitation, any Liabilities of Seller arising out of or relating to the ownership or use of the Purchased Assets prior to the Closing Date, known or unknown, contingent or mature, or any Liabilities that do not arise out of or relate to the Purchased Assets (collectively, the “Excluded Liabilities”).

3. PURCHASE PRICE AND CLOSING

3.1 Purchase Price.

3.1.1 Price. Upon and subject to the terms and conditions set forth in this Agreement, Buyer will pay to Seller, by wire transfer of immediately available funds: (a) the Closing Payment on the Closing Date; (b) the Royalty Payments, if any, in accordance with Sections 4.1.2 through 4.1.6; and (c) the Sublicense Income, if any, in accordance with Section 4.2.2. The Closing Payment, the Royalty Payments and the Sublicense Income, if any, are collectively referred to as the “Purchase Price.”

3.1.2 Taxes. All sales, use, excise, personal property or other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Each Party shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees that are its responsibility (and the other Party shall cooperate with respect thereto as necessary). In addition, each Party shall be responsible for paying their own income taxes and be responsible for filing their own income tax returns in connection with this Agreement.

3.1.3 Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction are Excluded Liabilities.

3.1.4 Exclusive License Agreement. As of the Closing, the Exclusive License Agreement by and between Seller as “Licensor” and Aduro BioTech, Inc., a Delaware corporation as “Licensee” dated March 24, 2011 shall automatically terminate and shall be of no further force or effect.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2 Closing.

3.2.1 Closing Date. The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall be consummated on or before February 15, 2013, at the offices of Sheppard, Mullin, Richter & Hampton, LLP, 30 Rockefeller Plaza, New York, NY 10112, or at such other place or date as shall be agreed upon by Buyer and Seller. Buyer and Seller shall each endeavor to consummate the Closing by January 31, 2013. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

3.2.2 Sellers’ Closing Deliveries. At the Closing, Seller shall (i) take all steps necessary to place Buyer in actual possession and control of the Purchased Assets, and (ii) deliver the following items, duly executed by Seller, as applicable, all of which shall be in form and substance attached as an exhibit to this Agreement or otherwise mutually agreed upon by Buyer and Seller:

(a) A Bill of Sale, substantially in the form of Exhibit A hereto (the “Bill of Sale”);

(b) A trademark assignment, substantially in the form of Exhibit B hereto (the “Trademark Assignment”);

(c) A patent assignment, substantially in the form of Exhibit C hereto (the “Patent Assignment”);

(d) A domain name assignment, substantially in the form of Exhibit D attached hereto (the “Domain Name Assignment”);

(e) A copyright assignment, substantially in the form of Exhibit E hereto (the “Copyright Assignment”);

(f) Duly executed consent of all Third Parties required by Seller to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Buyer, including consents to the assignment of the Transferred Contracts;

(g) Payoff and release letters from creditors of Seller, together with UCC termination or amendments, as applicable, with respect to financing statements filed against any of the Purchased Assets, terminating all Encumbrances on any of the Purchased Assets, in form and substance reasonably satisfactory to Buyer;

(h) Resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and of all other documents to be executed and delivered in connection herewith;

(i) A certificate executed on behalf of Seller by its President or Chief Executive Officer, dated as of the Closing Date, certifying that: (i) the representations and warranties of Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to Buyer by Seller under this Agreement are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof; and (ii) Seller has

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date; and

(j) The Books and Records.

3.2.3 Buyer’s and Seller’s Closing Deliveries. At the Closing, Buyer and Seller shall deliver the following items, duly executed:

(a) An Assignment and Assumption Agreement, substantially in the form of Exhibit F hereto (the “Assignment and Assumption Agreement”);

(b) An Assignment of Contracts, substantially in the form of Exhibit G hereto (the “Assignment of Contracts”);

(c) A certificate executed on behalf of Buyer by its President or Chief Executive Officer, dated as of the Closing Date, certifying that: (i) the representations and warranties of Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to Seller by Buyer under this Agreement are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof; and (ii) Buyer has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date; and

(d) Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the transaction contemplated hereby, and to vest in Buyer full and complete title to the Purchased Assets, free and clear of all Encumbrances.

3.2.4 Pre-Closing Actions. From the Effective Date until the Closing Date, Seller shall not take any action with respect to the Purchased Assets except in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact the Purchased Assets. Seller shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of Seller that it proposes to take with respect to the Purchased Assets, each of which shall require the prior written consent of Buyer, and shall promptly notify Buyer of any event of which Seller is aware which reasonably could be expected to have an adverse effect on Seller or the Purchased Assets.

4. PAYMENTS AND ROYALTIES

4.1 Payments for Purchased Assets.

4.1.1 Closing Payment. Buyer shall pay to Seller One Million Dollars ($1,000,000) at the Closing (the “Closing Payment”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.1.2 GVAX-Pancreas Product Royalty Payments. In further consideration of the Purchased Assets, and subject to the other terms of this Agreement (including the remainder of this Section 4), (a) commencing on the date of the First Commercial Sale of each GVAX-Pancreas Product sold by Buyer and/or its Affiliates in each country in the Territory and continuing for the duration of the Royalty Term in such country, Buyer shall pay to Seller a royalty equal to [ * ] of Net Sales of any GVAX-Pancreas Product sold by Buyer and/or its Affiliates in such country in the Territory; and (b) Buyer shall pay to Seller a one time milestone payment of [ * ] upon reaching [ * ]. Notwithstanding anything to the contrary in this Section 4.1.2, in no event shall the cumulative, aggregate payments made to Seller by Buyer pursuant to this Section 4.1.2 during the Royalty Term exceed the amount of [ * ].

4.1.3 GVAX-Prostate Product Royalty Payments. In further consideration of the Purchased Assets, and subject to the other terms of this Agreement (including the remainder of this Section 4), (a) commencing on the date of the First Commercial Sale of each GVAX-Prostate Product sold by Buyer and/or its Affiliates in each country in the Territory and continuing for the duration of the Royalty Term in such country, Buyer shall pay to Seller a royalty equal to [ * ] of Net Sales of any GVAX-Prostate Product sold by Buyer and/or its Affiliates in such country in the Territory; and (b) Buyer shall pay to Seller a one time milestone payment of [ * ] upon [ * ]. Notwithstanding anything to the contrary in this Section 4.1.3, in no event shall the cumulative, aggregate payments made to Seller by Buyer pursuant to this Section 4.1.3 during the Royalty Term exceed the amount of [ * ].

4.1.4 GVAX-Other Product Royalty Payments. In further consideration of the Purchased Assets, and subject to the other terms of this Agreement (including the remainder of this Section 4), (a) commencing on the date of the First Commercial Sale of each GVAX-Other Product sold by Buyer and/or its Affiliates in each country in the Territory and continuing for the duration of the Royalty Term in such country, Buyer shall pay to Seller a royalty equal to [ * ] of Net Sales of any GVAX-Other Product sold by Buyer and/or its Affiliates in such country in the Territory; and (b) Buyer shall pay to Seller a one time milestone payment in the following amounts upon reaching the corresponding milestones for each GVAX-Other Product reaching such milestone, as follows:

(a) [ * ] upon [ * ];

(b) [ * ] upon [ * ];

(c) [ * ] upon [ * ]; and

(d) [ * ] upon [ * ].

4.1.5 Notwithstanding anything to the contrary in this Section 4.1, in no event shall the cumulative, aggregate payments made to Seller by Buyer pursuant to this Section 4.1 during the Royalty Term exceed the amount of [ * ], excluding the Closing Payment and milestone payments set forth in clauses (a) – (d) of Section 4.1.4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.1.6 One Royalty. Only one royalty, calculated at the highest applicable royalty rate under this Section 4.1, shall be payable to Seller hereunder for each sale of a GVAX Product.

4.2 Other Consideration.

4.2.1 Hussman Agreement. In further consideration for the Purchased Assets, Buyer will pay to Seller [ * ] of all amounts received by Buyer or any Affiliate of Buyer from milestones and royalties under the Hussman Agreement, net of related costs borne by Buyer.

4.2.2 Sublicensing Income.

(a) Sublicense Income – Pancreas Products. Buyer shall pay Seller the percentage of Sublicense Income received by Buyer or any Affiliate of Buyer pursuant to any sublicenses of GVAX-Pancreas Patent Rights and/or related Technology granted hereunder as set forth below: (i) [ * ] of applicable Sublicense Income with respect to sublicenses entered into [ * ]; and (ii) [ * ] of applicable Sublicense Income with respect to sublicenses entered into [ * ]. Notwithstanding anything to the contrary set forth in the preceding sentence, in the case of any sublicense entered into after Buyer has spent at least [ * ] in the aggregate for all expenses of any kind incurred in connection with the development, testing and commercialization of all GVAX Products, each percentage specified in the preceding sentence shall be reduced to [ * ], Notwithstanding anything to the contrary in this Section 4.2.2(a), in no event shall the cumulative, aggregate payments made to Buyer by Seller pursuant to this Section 4.2.2(a) exceed the amount of [ * ].

(b) Sublicense Income – Prostate Products. Buyer shall pay Seller the percentage of Sublicense Income received by Buyer or any Affiliate of Buyer pursuant to any sublicenses of GVAX-Prostate Patent Rights and/or related Technology granted hereunder as set forth below: (i) [ * ] of applicable Sublicense Income with respect to sublicenses entered into [ * ]; (ii) [ * ] of applicable Sublicense Income with respect to sublicenses entered into [ * ]; and (iii) [ * ] of applicable Sublicense Income with respect to sublicenses entered into [ * ]. Notwithstanding anything to the contrary set forth in the preceding sentence, in the case of any sublicense entered into after Buyer has spent at least [ * ] in the aggregate for all expenses of any kind incurred in connection with the development, testing and commercialization of all GVAX Products, each percentage specified in the preceding sentence shall be reduced to [ * ], Notwithstanding anything to the contrary in this Section 4.2.2(b), in no event shall the cumulative, aggregate payments made to Seller by Buyer pursuant to this Section 4.2.2(b) exceed the amount of [ * ].

4.3 Payment Terms.

4.3.1 Payment of Royalties and Milestones. Unless otherwise expressly provided, Buyer shall make any royalty payments owed to Seller hereunder in arrears, within [ * ] days from the end of each quarter in which the Net Sales giving rise to such payments are received by Buyer. Buyer will pay to Seller the amounts due under the Hussman Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

pursuant to Section 4.2.1 within [ * ] days from receipt of such amounts. Buyer shall make any milestone payments owed to Seller hereunder within [ * ] days following the date on which such milestone is achieved. Each royalty payment shall be accompanied by a report specifying: Net Sales in each country’s currency; the royalties payable, including an accounting of deductions taken in the calculation of Net Sales; if any proceeds on Net Sales were received in currencies other than United States Dollars, the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 4.3; and the royalties payable in United States Dollars.

4.3.2 Accounting. All payments hereunder shall be made in the United States in United States Dollars. Conversion of foreign currency to United States Dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

4.3.3 Tax Withholding; Restrictions on Payment. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Buyer shall make any applicable withholding payments due on behalf of Seller and shall provide Seller upon request with such written documentation regarding any such payment as available to Buyer relating to an application by Seller for a foreign tax credit for such payment with the United States Internal Revenue Service. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to Seller, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Seller in a recognized banking institution reasonably designated by Seller by written notice to Buyer. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Buyer would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

4.4 Records Retention; Review.

4.4.1 Royalties. Commencing as of the date of First Commercial Sale of the first GVAX Product hereunder, Buyer and its Affiliates shall keep for at least [ * ] years from the end of the calendar year to which they pertain accurate records of sales by Buyer or its Affiliates, as the case may be, of each GVAX Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.4.2 Review. Subject to the other terms of this Section 4.4.2, at the request of Seller, which shall not be made more frequently than once per calendar year during the Royalty Term, upon at least [ * ] days’ prior written notice from Seller, and at the expense of Seller (except as otherwise provided herein), Buyer shall permit an independent certified public

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

accountant reasonably selected by Seller and reasonably acceptable to Buyer to inspect (during regular business hours) the relevant records required to be maintained by Buyer under this Section 4.4. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Section 5 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 4.4. Results of any such review shall be binding on both Parties absent manifest error. Each Party agrees to treat the results of any such accountant’s review of the other Party’s records under this Section 4.4 as Confidential Information of the other Party subject to the terms of Section 5. If any review reveals a deficiency in the calculation and/or payment of royalties by Buyer, then (a) Buyer shall promptly pay Seller the amount remaining to be paid, and (b) if such underpayment is by ten percent (10%) or more, Buyer shall pay the reasonable out-of-pocket costs and expenses incurred by Seller in connection with the review. If any review reveals an overpayment by Buyer, then Seller shall promptly pay such excess amount to Buyer, or at Buyer’s option, Buyer may credit such amount against future royalty payments owed to Seller.

4.4.3 Updates and Reports. Buyer shall provide Seller with brief written reports no less frequently than quarterly during the Royalty Term summarizing Buyer’s efforts to Develop and commercialize GVAX Products hereunder. Quarterly reports shall be made no later than [ * ] days following the end of each calendar quarter. In addition, Buyer shall provide Seller with prompt written notice of the occurrence of the First Commercial Sale of any GVAX Product in any country. All reports and updates and other information provided by Buyer to Seller under this Agreement (including under this Section 4), shall be considered Confidential Information of Buyer, subject to the terms of Section 5 hereof.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Obligations. Seller and Buyer each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Seller and Buyer each agree that during the Royalty Term and for [ * ] years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and sublicensees to keep confidential, all Confidential Information of the other Party. Neither Seller nor Buyer nor any of their respective employees, consultants, Affiliates or sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement, or (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with Applicable Law or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed. From and after the Closing Date, the Purchased Assets shall be the Confidential Information of Buyer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.2 Limited Disclosure and Use. Seller and Buyer each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such Persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Seller and Buyer each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates and sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within [ * ] days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof.

5.3 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) either Party may make such a disclosure to the minimum extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) either Party may disclose the existence and high level terms (including without limitation high level financial terms) of this Agreement to any investors, prospective investors, lenders and other potential financing sources, and may provide a copy of this Agreement to any such Persons who have executed a non-disclosure agreement with respect to such copy, and Seller may file a copy of this Agreement with the SEC as an exhibit to its public filing to the extent required to comply with applicable securities laws, provided that Seller seeks confidential treatment thereof. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording, content, scope and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.4 Use of Name. Except as provided in Section 5.3, neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6. POST-CLOSING COVENANTS

6.1 Hussman Agreement. Following the Closing, Buyer shall have the option, in its sole discretion, of finalizing the Hussman Agreement. In the event that Buyer elects to finalize the Hussman Agreement, Buyer will receive a credit for 75% of the costs incurred by Buyer in connection therewith including, without limitation, legal costs against any payment obligations to Seller, except that it may not apply such credit to the Closing Payment or to the pass-through payment obligations to licensors in connection with the Transferred Contracts. Buyer will provide Seller with an accounting of its expenses related to the Hussman Agreement every six (6) months.

6.2 Observer Rights. Following the Closing, Buyer will grant observer rights status to one Seller designee who has at least [ * ] years of expertise in the development of GVAX and who is not involved in supporting directly or indirectly any competitive products, and approved in advance by Buyer in its reasonable discretion (the “Seller Designee”), to attend scientific advisory board meetings related solely to the Purchased Assets, to the extent Seller desires such rights. The Seller Designee shall agree in writing with Buyer to hold such meetings and all discussions and information received in confidence and trust. Buyer reserves the right to withhold any information and to exclude the Seller Designee from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Buyer and its counsel or result in disclosure of trade secrets or a conflict of interest, or any other competitive information.

6.3 Technology Transfer Assistance. In order to enable Buyer to exercise its rights in the Purchased Assets, following the Closing Seller will promptly provide to Buyer all necessary cooperation and assistance reasonably requested by Buyer in connection with transferring any Technology related to the Purchased Assets. The foregoing may include providing Buyer access to Seller’s employees Stephen M. Simes, Phillip B. Donenberg and Jeffrey W. Winkelman, as long as they remain employees of Seller, in order for Buyer to ask questions and causing its employees to furnish to Buyer such information as Buyer may reasonably request from time to time. In any event, the Technology transfer shall be completed within [ * ] days after the Closing Date.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller Representations. Seller represents and warrants to Buyer that:

(a) The execution and delivery of this Agreement and the other documents to be executed and delivered by Seller in connection with this Agreement (the “Transaction Documents”) and the performance of the transactions contemplated hereby and thereby have been duly authorized by (i) all appropriate Seller corporate action, and (ii) is permitted pursuant to the terms of that certain Agreement and Plan of Merger dated as of October 3, 2012 between Seller and ANIP Acquisition Company d/b/a ANI Pharmaceuticals, Inc.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) This Agreement and the other Transaction Documents are legal and valid obligations binding upon Seller and enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and the other Transaction Documents by the Parties do not conflict with any agreement, instrument or understanding to which Seller is a party or by which it is bound.

(c) Seller has the full right and legal authority to enter into this Agreement and the other Transaction Documents and to consummate the transaction contemplated therein without violating the rights of any Third Party and no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, the FDA or any other Governmental Entity is required in connection with the execution, delivery and performance by Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

(d) Schedule A sets forth a true, correct and complete list of all Purchased Assets, including all patents, patent applications and other Patent Rights, and all other intellectual property, contracts, Technology, Regulatory Approvals, Regulatory Documentation, related to or comprising the GVAX vaccines.

(e) The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever of Seller related to or comprising GVAX vaccines and any assets necessary or reasonably useful to make, have made, use, have used, sell, offer for sale, have sold, import, have imported, develop, have developed, commercialize, and have commercialized GVAX Products, and Seller has good and marketable title to all the Purchased Assets free and clear of all Encumbrances.

(f) Seller is the sole and exclusive owner, or is the exclusive licensee (unless specifically designated as non-exclusive on Schedule A) pursuant to the Transferred Contracts, of the Purchased Assets.

(g) To the best of Seller’s knowledge, Purchased Patent Rights have been properly filed and prosecuted and Seller is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in, or which constitutes, Purchased Technology, or (ii) by making, using, offering for sale, selling or importing GVAX Products. To the best of Seller’s knowledge, Seller is not aware of any infringement or misappropriation by a Third Party of the Purchased Technology.

(h) Except as specifically set forth on Schedule C attached hereto, each Transferred Contract is assignable by Seller to Buyer without the consent of any other Person. True and complete copies of all Transferred Contracts (including all amendments, modifications, supplements and waivers thereof) have been delivered to Buyer by Seller. Each Transferred Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms. Seller is not in material default, and no party has notified Seller that it is in material default, under any Transferred Contract, and no event has occurred, and no circumstance or conditions exists that might, with or without notice or lapse of time, result in any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

default, breach or acceleration of performance, cancellation, termination or modification to any Transferred Contract. Except as set forth in the Transferred Contracts, there are no Liabilities of Seller in connection with any of the Transferred Contracts.

(i) All patents and technology and all rights therein that are licensed to Hussman under the Hussman Agreement are included as part the Purchased Assets, including without limitation, MIT Patents, JHU Patents, BioSante Patents and BioSante Technology (each as defined in the Hussman Agreement) and have been delivered to Hussman in connection with the Hussman Agreement. As of the Closing Date, all obligations of BioSante under the Hussman Agreement have been duly fulfilled. Buyer has no obligation to Hussman to deliver to Hussman any additional intellectual property and the consummation of the transactions contemplated hereunder shall not give rise to an obligation for Seller to deliver any further intellectual property to Hussman.

(j) All rights and obligations of Cell Genesys under the JHU License Agreements have been duly and validly assigned to Seller. Neither JHU nor Seller is in default of any of its obligations under the JHU License Agreements, nor has either party to the JHU License Agreements asserted that the other party is in default of its obligations under the JHU License Agreements. The JHU License Agreements are valid and binding agreements, enforceable by Seller against JHU in accordance with its terms, and Seller has not consented to any amendment or waiver to such agreements.

(k) As of the Effective Date, the Seller has not entered into any licenses, sub-licenses or assignments with respect to any GVAX vaccines or other bacterial vaccines or related intellectual property rights licensed by Seller under the JHU License Agreements, other than pursuant to the Hussman Agreement and the Exclusive License Agreement by and between Seller as “Licensor” and Aduro BioTech, Inc., a Delaware corporation as “Licensee” dated March 24, 2011.

(l) Seller is, and at all times during the three (3) years prior to the date hereof, has been, in compliance in all material respects with all Applicable Law with respect to the Purchased Assets, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) (A) may constitute or result in a material violation by Seller of, or a failure of Seller to comply with in any material respect, any Applicable Law with respect to the Purchased Assets, or (B) may give rise to any obligation of Seller to undertake, or to bear all or any portion of the cost of, any recall, withdrawal, retrieval or other remedial action with respect to the Purchased Assets.

(m) There is no pending or, to Seller’s knowledge, no threatened litigation relating to the Purchased Assets.

(n) Seller has not received, at any time during the three (3) years prior to the date hereof, any written, or to the knowledge of Seller, oral notice or other communication with respect to the Purchased Assets from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply in any material respect with, any Applicable Law, and to the knowledge of Seller, no investigation

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

or review (other than routine inspections by the FDA and other Governmental Entities concerned with the safety, efficacy, reliability, manufacture, investigation, sale and marketing of pharmaceuticals) by any Governmental Entity is or at any time during the three (3) years prior to the date hereof has been, pending or threatened with respect to the Purchased Assets.

(o) Schedule A contains a complete and accurate list of all Regulatory Approvals held by Seller with respect to the Purchased Assets. Each Regulatory Approval is in the name of Seller and in full force and effect. Seller further represents and warrants that Seller is, and at all times during the three (3) years prior to the date hereof has been, in compliance in all material respects with all of the terms and requirements of each Regulatory Approval. To the knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time, or both) constitute or result directly or indirectly in a material violation of or a failure to comply in any material respect with any term or requirement of any Regulatory Approval or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Regulatory Approval. In the three (3) years prior to the date hereof, Seller has not received any written, or to the knowledge of Seller, any oral notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential material violation of or failure to comply in any material respect with any term or requirement of any Regulatory Approval, or revocation, withdrawal, suspension, cancellation, termination of or material modification to any Regulatory Approval. Seller has provided Buyer with the complete and accurate copy of each Regulatory Approval, and all correspondence with the FDA relating thereto, used to obtain any Regulatory Approval. Seller has not disclosed any of the dossiers relating to the regulatory marketing authorizations, licenses, permits and registrations which are included in the Regulatory Approvals to any Third Party except the appropriate Governmental Entities responsible for regulation of dealings in medicinal products or except as required to comply in any material respect with all Applicable Laws.

(p) In the past three (3) years, no Governmental Entity has stated or declared to Seller, nor to Seller’s knowledge to any other Person, that GVAX or any GVAX-related product is defective, unsafe for its intended use or fails to meet in any material respect applicable standards promulgated by such Governmental Entity.

(q) To the knowledge of Seller, all preclinical studies and clinical trials among the Purchased Assets have been conducted in compliance with Applicable Laws in all material respects, and to the knowledge of Seller there are no facts, circumstances or conditions that would reasonably be expected to result in any material adverse effect upon the use, integrity or validity of any pre-clinical or clinical trial or of any related results or conclusions of any clinical trial conducted, supported or permitted by or on behalf of Seller. Seller is not subject to an FDA consent decree or any similar order of a Foreign Regulatory Authority or Governmental Entity.

(r) To the knowledge of Seller, no Person working on any research, study or trial conducted, supported or permitted by or on behalf of Seller has been or is currently, to the knowledge of Seller, debarred or disqualified by the FDA or any other Governmental Entity from participating in such research, studies or trials, or any healthcare program.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(s) Neither Seller, nor any officer, employee, or, to the knowledge of Seller, agent of Seller, has made any false statement or failed to disclose a material fact in, the applications, approvals, reports or other submissions to the FDA or other Governmental Entity or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or other Governmental Entity, or committed an act, made a statement or failed to make a statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither Seller, nor any officer, employee or, and to the knowledge of Seller, agent of Seller or principal investigator or sub-investigator of any clinical investigation sponsored by Seller has, on account of actions taken for or on behalf of Seller, been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or non-U.S. Applicable Law or under 21 U.S.C. Section 335a(b) or any similar state or non-U.S. Applicable Law.

7.2 Buyer Representations. Buyer represents and warrants to Seller that:

(a) The execution and delivery of this Agreement and the other Transaction Documents and the performance of the transactions contemplated hereby and thereby have been duly authorized by all appropriate Buyer corporate action; and

(b) This Agreement and the other Transaction Documents are legal and valid obligations binding upon Buyer and enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and the other Transaction Documents by the Parties do not conflict with any agreement, instrument or understanding to which Buyer is a party of or by which it is bound.

(c) Buyer has the full right and legal authority to enter into this Agreement and the other Transaction Documents and to consummate the transaction contemplated therein without violating the rights of any Third Party and no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, the FDA or any other Governmental Entity is required in connection with the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby and thereby.

7.3 No Additional Warranties. Except as otherwise set forth herein, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL TECHNOLOGY TRANSFERRED OR SERVICES PROVIDED HEREUNDER ARE PROVIDED WITHOUT ANY ADDITIONAL WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8. CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to close are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:

8.1.1 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to Buyer by Seller under this Agreement, shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof.

8.1.2 Performance of Obligations. Seller shall have performed in all material respects all obligations and covenants required to be performed by Seller under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

8.1.3 No Material Adverse Change. There shall have been no material adverse change, loss or damage with respect to the Purchased Assets from the date hereof through the Closing Date.

8.1.4 Due Diligence. Buyer shall have completed to its sole satisfaction a due diligence review of the Purchased Assets.

8.1.5 Bridge Financing. Buyer shall have signed agreements from investors to purchase debt or equity of Buyer in a bridge financing of at least $5,500,000 on terms satisfactory to Buyer in its sole discretion.

8.1.6 JHU. Buyer and JHU shall have entered into a Patent and Technology License and Material Transfer Agreement in a form satisfactory to Buyer in its sole discretion.

8.1.7 Closing Deliveries. Seller shall have delivered to Buyer all of the closing documents and agreements set forth in Sections 3.2.2 and 3.2.3.

8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to close are subject to the satisfaction of the following conditions, unless waived by Seller in writing:

8.2.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to Seller by Buyer under this Agreement shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof.

8.2.2 Performance of Obligations. Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2.3 Closing Deliveries. Buyer shall have delivered to Sellers all of the closing documents and agreements set forth in Section 3.2.3.

8.2.4 Closing Payment. Buyer shall be ready to wire the Closing Payment in immediately available funds to an account designated by Seller in writing.

9. TERMINATION

9.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

9.1.1 by the mutual written consent of Buyer and Seller;

9.1.2 by either Buyer or Seller if the other party is in material breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 8.1.1 and 8.1.2, or Section 8.2.1 and 8.2.2, as applicable, provided that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

9.1.3 by either Buyer or Seller if the Closing has not occurred on or prior to Febuary 15, 2013, or such later date as agreed to by Buyer and Seller in writing, for any reason, provided that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date; and

9.1.4 by either Buyer or Seller if satisfaction of a closing condition of the terminating party in Section 8 is impossible, provided that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Section 9, Section 11 and Section 12; provided, however, that such termination shall not release either party from any Liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10. INDEMNIFICATION

10.1 Indemnification.

10.1.1 Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Seller Indemnitees”) from and against any Liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Seller Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) Buyer’s breach of any of its representations, warranties or obligations under this Agreement, and (b) the Assumed Liabilities, including the ownership or use of the Purchased Assets from and after the Closing Date.

10.1.2 Seller Indemnity. Subject to Section 10.1.1 above, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, stockholders and agents, and their respective successors, heirs and assigns (the “Buyer Indemnitees”), from and against any Liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Buyer Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) Seller’s breach of any of its representations, warranties or obligations under this Agreement, and (b) any Excluded Liability. Notwithstanding the foregoing, the maximum indemnification obligation of Seller under Section 10.1.2(a) relating to any breach of any representation or warranty set forth in Section 7.1, other than a breach of any representation or warranty set forth in Sections 7.1(a), (b), (c), (e), or (f) shall not exceed the aggregate amount paid or payable by Buyer under this Agreement. The limitations provided for in this Section 10.1.2 shall not apply to any indemnification obligation of Seller arising from the fraud or willful misconduct of Seller.

10.2 Survival. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in Sections 7.1(a), (b), and (c) and 7.2(a), (b) and (c) shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

10.3 Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under Section 10.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Section 10 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 10.1.

10.4 Right of Set-Off. Buyer shall have the right, in its sole discretion, to off-set against any Royalty Payments or other payments owed by Buyer to Seller under this Agreement, other than the Closing Payment, the aggregate amount of any Liabilities, damages, losses or expenses incurred by or imposed upon Buyer as a result of (a) any indemnification obligations of Seller under Section 10.2, and/or (b) Seller’s breach of this Agreement; provided, however, that the foregoing shall not have the effect of limiting any Liability of Seller to Buyer for the prompt payment to Buyer of any amounts owed. The remedies provided in this Agreement shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies, against the other Party.

11. DISPUTES

11.1 Jurisdiction and Venue. The Parties agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the state and federal courts located in New York City, New York. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 11.1. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the state and federal courts located in New York City, New York shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 11 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 12.1 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by Applicable Law.

12. MISCELLANEOUS

12.1 Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

If to Seller:	BioSante Pharmaceuticals, Inc 111 Barclay Boulevard, Suite 400 Lincolnshire, Illinois 60069 Attn: President & CEO

With a copy to:	Oppenheimer, Wolff & Donnelly Campbell Mithum Building, Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402-1609 Attn: Ms. Amy Culbert, Esq.

If to Buyer:	Aduro GVAX Inc. 626 Bancroft Way, #3C Berkeley, CA 94710-2224 Attn: President & CEO

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP 4 Embarcadero Center, Suite 1700 San Francisco, CA 94111 Attn: William Manierre, Esq.

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

12.2 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

12.3 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of New York (excluding its body of law controlling conflicts of law).

12.4 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.5 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

12.6 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

12.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 12.7 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

12.8 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

12.9 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

12.10 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current Applicable Law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.11 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions and documents, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.12 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative in two (2) originals.

ADURO GVAX INC.		BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Stephen T. Isaacs	By:	/s/ Stephen M. Simes
Name:	Stephen T. Isaacs	Name:	Stephen M. Simes
Title:	President & CEO	Title:	President & CEO

SOLELY FOR PURPOSES OF SECTION 3.1.4:

Aduro BioTech, Inc.

By:	/s/ Stephen T. Isaacs
Name:	Stephen T. Isaacs
Title:	President & CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.